CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-RHONE MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

September 27th, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-RHONE Series (the “VV-RHONE Series”) and the creation of the VV-RHONE Interests (the “VV-RHONE Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in September 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-RHONE Series and the creation of the VV-RHONE Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-RHONE Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-RHONE Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-RHONE Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-RHONE Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-RHONE Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-RHONE Interests

AUTHORIZED SHARES:	Minimum: 3,825 / Maximum: 4,400 Interests

SERIES ASSETS:	Great Domaines of Rhone Collection
	Wine	Vintage	Bottles	Notes
	Guigal Cote Rotie La Turque	2015	36
	Guigal Cote Rotie La Turque	2010	36
	Guigal Cote Rotie La Landonne	2010	36
	Guigal Cote Rotie La Landonne	2016	36
	Guigal Cote Rotie La Mouline	2010	36
	Guigal Cote Rotie La Mouline	2015	36
	Jaboulet Hermitage La Chapelle	2015	36
	Ch Beaucastel Hommage a Jacques Perrin	2017	36
	Chapoutier Hermitage L'Ermite	2019	36
	Pegau Cuvee da Capo	2016	36

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-RHONE to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King

TITLE: Managing Member